EXHIBIT 10.1
Date: October 13, 2010

Mr. Paul Farn, Group CEO
Innovative Software Direct Plc

Re: Letter of Intent

Dear Mr. Farn:

This Letter of Intent sets forth the principal business points for the proposed acquisition by IA Global, Inc. (“Acquirer”) of PowerDial Systems Ltd, a VOIP Provider (“Systems”) and PowerDial Services Ltd, a VOIP Provider (“Services” and together with Systems, the “Companies”) from Innovative Software Direct Plc, a Registered UK-based Public Company (“Seller”), subject to negotiation of definitive agreements between Acquirer and Seller covering the terms set forth below and other customary provisions for transactions of this kind.

1.           Acquisition. On the terms and conditions set forth below, Acquirer will acquire all of the outstanding capital stock of the Companies owned by Seller in exchange for 2.4 million shares of Acquirer common stock valued at US$1.00 per share (the “Shares”). The Shares shall not be registered and shall not have registration rights associated with them. The Shares shall be restricted in accordance with the applicable resale regulations of the Securities and Exchange Commission.

(a)           A lock-up agreement for six months on the Shares;

(b)           If the Seller increases EBIDTA by $250,000 for a total greater than $1,900,000 of EBIDTA either via merger or organic growth by the end of financial year 2011, Acquirer will issue an additional 500,000 shares of Acquirer common stock. The Shares shall not be registered and shall not have registration rights associated with them. The Shares shall be restricted in accordance with the applicable resale regulations of the Securities and Exchange Commission. If the Seller has been able to meet the stated earnings requirements listed above, these additional restricted shares will be issued by March 31, 2012.

(c)            With the assistance of certain affiliates of Seller and their investor network, the Acquirer will issue in a private placement up to US$2 million of additional Acquirer common stock post merger. These shares will be issued with attendant registration rights via a PIPE transaction. The post merger board of the acquirer will address the pricing and the terms of sale of the additional shares and approval of the acquisitions below. The funds received by Acquirer in the foregoing financing will be used to acquire 100% interest in VOIP, IT, telecom and software companies, subject to IAGI board of directors approval;

(d)           Acquirer may use up to 10% of the funds raised in the foregoing financings for legal, general, and administrative costs incurred by Acquirer in connection with the referenced transactions;

(e)           Approval of Acquirer and Seller board of directors and, if necessary Acquirer and Seller shareholders and any applicable governmental or regulatory agencies is required;
(f)           Acquirer must have completed and be satisfied in its sole discretion with due diligence of the Companies and any associated entities;
(g)           An agreement by Acquirer to hire Mr. Paul Farn under an employment contract acceptable to both parties;
(h)           Agreements on a dual AIM listing plan and discounted due diligence support for European acquisitions;
(i)            Customary negative covenants by the Company, including a prohibition on issuance of new shares, options or warrants by the Company;

(j)            Appointment to the Acquirer board of directors of Douglas Johnson-Poensgen and Clive Sawkins or any other 2 directors acceptable to both parties;

(k)           Appointment of current ISD Board to a newly-formed Advisory Board which will be involved in M&A consultation and general oversight of VOIP, IT and telecoms operations.

2. Definitive Agreements. The parties will endeavor to negotiate definitive agreements containing the terms set forth in this letter of intent and negotiate other appropriate terms, representations, warranties and covenants. The initial drafts of the definitive agreements will be prepared by Acquirer’s counsel.

3. Exclusive Negotiations.

(a)            Seller agrees that during the “Exclusivity Period” (as defined below) neither it nor the Companies will, directly or indirectly, through any other, director, affiliate or agent of Seller or Companies or otherwise, solicit, initiate, entertain or encourage any proposal or offer from any third party relating to (in a single or series of related transactions) any merger or consolidation of Companies, dissolution of Companies or the acquisition of any assets of or any equity interests in Companies outside the ordinary course of business (each of which shall be considered an “Acquisition”); nor will Seller, Companies or their affiliates participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek an Acquisition. Seller shall immediately cease and cause to be terminated all such contacts or negotiations with third parties. As used herein the term “Exclusivity Period” shall mean that time period beginning on the date of this letter of intent and ending on the termination of this letter of intent.

(b)           If Sellers or the Company shall receive an unsolicited written offer relating to an Acquisition as described in paragraph 3(a), Sellers shall promptly notify Acquirer of such offer and keep Acquirer informed of the status thereof.

4.           Conduct of Business. From and after this date until termination of this letter of intent, Seller agrees that the Companies will conduct their respective businesses only in the ordinary course of business and consistent with past practice and will not incur any obligations or indebtedness or undertake any extraordinary transactions with regard to the business or assets without the prior written consent of the Acquirer. Seller specifically agrees that Seller and the Companies shall use commercial reasonable efforts to preserve intact the business organization of both Companies, to keep available the services of their current key employees and to preserve the good will of those having business relationships with the Companies or their businesses and that the Companies shall not sell or transfer any assets, accounts or change vendors.

5.           Confidentiality; Access. Pursuant to the terms of the Confidentiality Agreement previously executed between Acquirer and Seller, and until this letter of intent is terminated as provided below, Seller shall provide Acquirer and its representatives full access at reasonable times to the properties, books and records of Company, for purpose of conducting such investigations, appraisals or audits as Acquirer deems reasonably necessary or advisable under the circumstances. Acquirer agrees to keep the information it obtains in such investigation strictly confidential to the extent provided in the Confidentiality Agreement.

6.           Publicity. The parties agree to keep this letter of intent and the proposed transactions and agreements (including drafts of such agreements) strictly secret and confidential until such time as they mutually agree that a public announcement shall be made, provided that if in the written opinion of counsel for either of the parties public disclosure is required under the federal securities laws, then the consent of the other party shall not be required. In all events, the parties shall consult with each other and use all reasonable efforts to agree on the content and manner of any of any disclosure permitted or required under this section. The provisions of this paragraph shall terminate upon termination of this letter as provided below.

7.           Effect and Enforceability of Letter. This letter of intent constitutes merely an outline of the principal intended terms of the proposed transaction to facilitate the negotiation and preparation of definitive agreements. Neither this letter of intent nor any negotiations or understandings prior to the execution of definitive agreements is intended to be nor shall such constitute a binding and legally enforceable agreement of the parties hereto, except for paragraphs 3, 4, 5, 6, 7, 8, 9, 11, 12 and 13 (the “Binding Provisions”). Each party covenants not to institute or participate in any proceeding seeking to establish a contrary interpretation.

8.           Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of the enforceable provisions of this letter of intent by either party hereto and that the parties shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either party of the enforceable provisions of this letter of intent, but shall be in addition to all other remedies available at law or equity to the non-breaching party. In the event of litigation relating to this letter of intent, if a court of competent jurisdiction determines that any party has breached the enforceable provisions of this letter of intent, then such party shall pay to the other the reasonable legal fees and disbursements incurred in connection with litigation relating thereto, including any appeal there from.

9.           Termination; Effectiveness. The Binding Provisions will automatically terminate on October 31, 2010 (unless extended by written consent of the parties), and may be terminated earlier upon written notice by mutual agreement of the parties. Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except as stated in paragraphs 5, 6, 9, 11, 12 and 13 of this letter of intent, which shall survive and shall not terminate.

10.            Closing. Acquirer and Seller will endeavor to close and consummate the transactions contemplated herein on or before October 31, 2010.

11.            Costs. The Parties will be responsible for and bear all of their respective costs and expenses (including any broker’s, finder’s or investment banking fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the possible transactions contemplated herein.

12.            Termination of Prior Agreements; Integration. The binding provisions of this letter of intent constitute the full and complete agreement of Acquirer and Seller with respect to the subject matter contained in this letter of intent and there are no further or other agreements or understandings, written or oral, in effect between Acquirer and Seller relating to such subject matter except as expressly referred to herein.

13.            Governing Law. This letter of intent shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

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If the foregoing correctly reflects our mutual intentions as a basis for proceeding toward negotiation of definitive agreements, please so signify by executing and returning to us the enclosed duplicate copy of this letter of intent.

                                                               Sincerely,

/s/ Brian Hoekstra_______________
Brian Hoekstra
Chief Executive Officer
IA Global, Inc.

Date: October 13, 2010

AGREED AND ACCEPTED:

Innovative Software Direct Plc

/s/ Paul Farn__________________

By: Paul Farn

Group Chief Executive Officer

Date: October 13, 2010

PowerDial Systems and Powerdial Services Ltd

/s/ Paul Farn__________________

By: Paul Farn

Group Chief Executive Officer

Date: October 13, 2010